                            DEATH BENEFIT ENDORSEMENT

Notwithstanding any provision in the Contract or Certificate ("Contract") to the contrary, this Endorsement becomes a part of the Participant's or Owner's ("Owner") Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail.

This Endorsement modifies the "AMOUNT OF DEATH BENEFIT" under the section titled "DEATH OF OWNER BEFORE THE ANNUITY DATE" in the Contract.

The following is added to the DEFINITIONS section of the Contract:

      "DEATH BENEFIT ADJUSTMENT" - Any increase or reduction to the amount of the Death Benefit payable to account for Purchase Payment and/or Withdrawal activity after a specified point in time which will equal a, b or c, whichever is applicable, as follows:

            (a) Where only Purchase Payment(s) are received after the specified point in time, the dollar value of the Purchase Payments will be added to the Death Benefit payable; or

            (b) Where only Withdrawals are made after the specified point in time, the Withdrawal will reduce the Death Benefit payable in the same proportion that the Contract Value was reduced at the time of the Withdrawal; or

            (c) Where Purchase Payment(s) have been received and Withdrawals made after the specified point in time, the Death Benefit amount payable will be adjusted by Purchase Payment(s) received after a specified point in time, reduced by any Withdrawal, received after that specified point in time in the same proportion that the Contract Value was reduced at the time of the Withdrawal.

      "NET PURCHASE PAYMENT(S)" - the sum of all Purchase Payment(s) reduced for each Withdrawal in the same proportion that the Contract Value is reduced by such Withdrawal.

      "REQUIRED DOCUMENTATION" - (a) Due Proof of Death that the Owner or the Spousal Beneficiary died before the Annuity Date; and, (b) an election form specifying the payment option(s); and, (c) any other documentation We may require.

The definition of "SPOUSAL BENEFICIARY" is modified to read: "The original deceased Owner's surviving spouse who is designated as the primary Beneficiary at the time of the Owner's death and may continue the Contract as the Owner on the Continuation Date."

Item 3 under the section titled "DEATH OF OWNER BEFORE THE ANNUITY DATE" is modified as follows:

      3. "If eligible, continue the Contract as a Spousal Beneficiary. On the Continuation Date, We will contribute to the Contract any amount by which the Death Benefit exceeds the Contract Value, calculated as of the Owner's date of death. This amount is not considered a Purchase Payment except in the calculation of certain death benefits upon the death of the Spousal Beneficiary."

The section titled "AMOUNT OF DEATH BENEFIT" in the Contract is modified as follows:

If the Owner was age [82 or younger] on the Contract Date, [and death occurs prior to the [90th] birthday,] upon Our receipt of all Required Documentation at Our Annuity Service Center, We will calculate the Death Benefit and it will be the greater of:

      (1) [100% of] Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center; or

      (2) [100% of] Net Purchase Payment(s) received prior to the Owner's [86th] birthday.

If the Owner was at least age [83 but younger than age 86] on the Contract Date, [and death occurs prior to the Owner's [90th] birthday,] upon Our receipt of all Required Documentation at Our Annuity Service Center, We will calculate the Death Benefit and it will be the greater of:

      (1) [100% of] Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center; or;

      (2)   The lesser of:

            a) [100% of] Net Purchase Payment(s) received prior to the Owner's [86th] birthday; or

            b) [125% of] Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center.

[If the Owner was age [90] or older at the time of death, the Death Benefit will be the Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center.]

SPOUSAL BENEFICIARY CONTINUATION

If the Spousal Beneficiary was age [82 or younger] on the Continuation Date and was younger than age [86] at the time of death, upon Our receipt of all Required Documentation at Our Annuity Service Center, We will calculate the Death Benefit and it will be the greater of:

      (1) [100% of] Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center; or

      (2) [100% of] Contract Value on the Continuation Date, and a Death Benefit Adjustment for Purchase Payment(s) transacted after the Continuation Date but prior to the Spousal Beneficiary's [86th] birthday and/or Withdrawals transacted after the Continuation Date.

If the Spousal Beneficiary was at least age [83 but younger than age 86] on the Continuation Date and younger than age [86] at the time of death, upon Our receipt of the all Required Documentation at Our Annuity Service Center, We will calculate the Death Benefit and it will be the greater of:

      (1) [100% of] Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center; or;

      (2)   The lesser of:

            a) [100% of] Contract Value on the Continuation Date, and a Death Benefit Adjustment for Purchase Payment(s) transacted after the Continuation Date but prior to the Spousal Beneficiary's [86th] birthday and/or Withdrawals transacted after the Continuation Date; or

            b) [125% of] Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center.

If the Spousal Beneficiary was age [86] or older at the time of death, the Death Benefit will be [100% of] Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center.

Signed for the Company to be effective on the Contract Date.

AIG SUNAMERICA LIFE ASSURANCE COMPANY

/s/ Christine A. Nixon                          /s/ Jana W. Greer
-------------------------------                 --------------------------------
Christine A. Nixon                              Jana W. Greer
Secretary                                       President